EXHIBIT 21.1

JOSTENS, INC. AND SUBSIDIARIES AS OF AUGUST 1, 2000.


NAME OF COMPANY                              Jurisdiction of Incorporation
---------------                              -----------------------------

Jostens Canada, Ltd.                         Canada
Balfirm Canada, Inc.+                        Canada
Jostens Can Investments B.V.                 The Netherlands
Jostens International Holding B.V.           The Netherlands
C.V. Jostens Global Trading                  The Netherlands
JC Trading, Inc.                             Puerto Rico
Concepts Jostens, S.A. de C.V.               Mexico
Reconocimientos E Incentivos, S.A. de C.V.   Mexico

+ Balfirm Canada, Inc. is a subsidiary of Jostens Canada, Ltd.